UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report April 8, 2008

(Date of earliest event reported)

MidWestOne Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

000-24630	42-1206172
(Commission File Number)	(I.R.S. Employer Identification Number)

102 South Clinton St., Iowa City, Iowa	52240
(Address of principal executive offices)	(Zip Code)

(319) 356-5800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 8, 2008, Donna M. Katen-Bahensky resigned from the board of directors of the Company after approximately five years of service. In February 2008, Ms. Katen-Bahensky, previously the Chief Executive Officer of University of Iowa Hospitals and Clinics, became the President and Chief Executive Officer of University of Wisconsin Hospital and Clinics and moved to the Madison, Wisconsin, metropolitan area, which is outside of the Company’s current market area. Ms. Katen-Bahensky informed the Company that her resignation is due to her move and the time that would be required to travel to Iowa City for board meetings, as well as the significant time demands of her new position. The Company is in the process of identifying potential candidates to replace Ms. Katen-Bahensky.

(e) On April 8, 2008, the Compensation Committee of the Company’s board of directors adopted cash bonus plans for the Company’s named executive officers for fiscal year 2008. The bonus plans are designed to provide an incentive to attain corporate and individually delineated goals. The bonus plans establish a target bonus for each individual and set forth the relative weight given to different performance goals and qualitative business criteria in determining the named executive officer’s cash bonus. The details of the plan are as follows:

Charles N. Funk, President and Chief Executive Officer
Target Bonus = $100,000
30%	Document expense reductions related to the recently completed merger involving the Company (the “Merger”)
30%	Achieve a target level of net income for the Company
20%	Ensure that the integration of the Merger is carried out successfully and effectively communicated to he board of directors
10%	Maintain the Company’s sound credit culture
10%	Develop a 3- to 5-year strategic plan and financial plan for the Company, a liquidity plan for major shareholders and a succession plan for the President and Chief Executive Officer position

David A. Meinert, Executive Vice President, Chief Financial Officer and Treasurer
Target Bonus = $50,000
50%	Document expense reductions related to the Merger
25%	Achieve a target level of net income for the Company
15%	Develop a general budget for fiscal years 2009 through 2011 as well as a specific capital management plan
10%	Oversee the transition to a unified accounting department for the combined company

Kent L. Jehle, Executive Vice President and Chief Loan Officer
Target Bonus = $50,000
40%	Achieve a loan quality ratio that is in the top 40 percent of a peer group of comparably-sized commercial banking organizations in the Midwest
25%	Achieve a target level of net income for the Company

15%	Grow business deposits and commercial repurchase agreements
10%	Assume responsibility for the loan pool purchase program and maintain effective communication with the board of directors regarding such program
10%	Document expense reductions related to the Merger
Note: Mr. Jehle will not receive a bonus if the Company’s loan quality ratio is in the bottom 30 percent of the peer group described above.

The bonus plan provides that no bonus will be paid to any of the three named executive officers if the Company’s net income for 2008 is less than a specified floor. However, the Compensation Committee has the discretion, but not the obligation, to award a bonus if that floor is not surpassed because of special circumstances.

Item 8.01.	Other Events.

On April 8, 2008, the Company’s board of directors declared a cash dividend of $0.1525 per share payable on June 16, 2008, to shareholders of record on June 2, 2008.

The board of directors also authorized the repurchase of up to $5 million of the Company’s common stock as and when the Company’s executive officers determine that market prices make repurchases advisable. The repurchase program is effective immediately. Purchases may be commenced, suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MidWestOne Financial Group, Inc.

Dated: April 11, 2008	By:	/s/ David A. Meinert
David A. Meinert
Executive Vice President, Chief Financial Officer and Treasurer